Exhibit (a)(6)

Dear Inforte Employee Stock Option Holders,

On Wednesday, January 26, 2005, Inforte's Board of Directors approved a number of actions, collectively called the Inforte Capital Restructuring Plan. On Thursday, January 27, 2005 we sent you an email with an overview of this plan and we followed up with a conference call for all employees on Friday, January 28, 2005.

We are now pleased to be able to formally present this offer to you.

Please find attached information related to this Offer, including the following:

        o        Offer to Exchange document

        o Offer to Exchange Stock Options for Cash or Restricted Stock letter

        o        Individualized "Optionee Statement" pdf file

        o        "Category Detail Listing" pdf file

        o        Offer to Exchange Election Form

Please read the information carefully and follow the instructions provided.

We will hold a conference call on Thursday, February 10 at 10:00 a.m. Central time to answer any questions you might have.

If you cannot participate in the call, please feel free to call Nick Heyes at 312-233-9292 or Tami Kamarauskas at 312-213-2558 with any questions. For additional copies of the Offer documents and for administrative information, you should contact Lynn Cusack at 312-233-9290.